Exhibit 99.1

N E W S R E L E A S E

Expand Energy Corporation Amends Expiration Date for

Tender Offer for 5.500% Senior Notes due 2026

OKLAHOMA CITY, November 21, 2024 – Expand Energy Corporation (NASDAQ: EXE) (“Expand Energy”) announced today that the expiration date for its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 5.500% Senior Notes due 2026 (the “2026 Notes”) has been amended to 5:00 p.m., New York City time, on November 27, 2024, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”).

The Tender Offer is being made pursuant to an Offer to Purchase, dated November 20, 2024, as amended on November 21, 2024 (as may be further amended or supplemented from time to time, the “Offer to Purchase”) and the related Notice of Guaranteed Delivery. The Guaranteed Delivery Time (as defined in the Offer to Purchase) has also been amended to 5:00 p.m., New York City time, on December 2, 2024. Certain information regarding the 2026 Notes and the terms of the Tender Offer is summarized in the table below.

Title of Security	CUSIP Numbers / ISINs	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread
5.500% Senior Notes due 2026	144A: 165167DF1 / US165167DF18 Reg S: U16450BA2 / USU16450BA27	$500,000,000	4.125% due January 31, 2025	FIT3	0 bps

Tendered 2026 Notes may be withdrawn at any time before the earlier of (i) the Expiration Time and (ii) if the Tender Offer is extended, the 10th business day after the commencement of the Tender Offer. In addition, tendered 2026 Notes may be withdrawn at any time after the 60th business day after the commencement of the Tender Offer if for any reason the Tender Offer has not been consummated within 60 business days after commencement. Holders of 2026 Notes must validly tender and not validly withdraw their 2026 Notes (or comply with the procedures for guaranteed delivery) before the Expiration Time to be eligible to receive the consideration for their Notes.

The "Tender Offer Consideration" for each $1,000 principal amount of the 2026 Notes validly tendered, and not validly withdrawn, and accepted for purchase pursuant to the Tender Offer will be determined in the manner described in the Offer to Purchase by reference to the fixed spread for the 2026 Notes specified above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified above, as quoted on the Bloomberg Bond Trader FIT3 series of pages, at 11:00 a.m. New York City time, on November 27, 2024, the date on which the Tender Offer is scheduled to expire.

In addition to the Tender Offer Consideration, holders of 2026 Notes that are validly tendered and accepted for purchase will also receive accrued and unpaid interest to, but not including, the settlement date for the Tender Offer, which is currently expected to be December 3, 2024.

J.P. Morgan Securities LLC and TD Securities (USA) LLC are acting as dealer managers for the Tender Offer (the “Dealer Managers”). For questions regarding the Tender Offer, the Dealer Managers can be contacted as follows: J.P. Morgan Securities LLC, Liability Management Group, at (866) 834-4666 (toll-free) or (212) 834-4818 (collect) and TD Securities (USA) LLC at +1 (866) 584-2096 (toll-free), +1 (212) 827-2842 (collect), or LM@tdsecurities.com.

INVESTOR CONTACT:	MEDIA CONTACT:	EXPAND ENERGY CORPORATION

Chris Ayres (405) 935-8870 ir@expandenergy.com	Brooke Coe (405) 935-8878 media@expandenergy.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

Copies of the Offer to Purchase and Notice of Guaranteed Delivery are available to holders of 2026 Notes from D.F. King & Co., Inc., the information agent and the tender agent for the Tender Offer. Requests for copies of the Offer to Purchase and Notice of Guaranteed Delivery should be directed to D.F. King & Co., Inc. toll-free at (800) 714-3310, email at exe@dfking.com or at www.dfking.com/exe.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities.

The Offer to Purchase has not been filed with the U.S. Securities and Exchange Commission (the “SEC”), nor have any such documents been filed with or reviewed by any federal or state securities commission or regulatory authority of any country. No authority has passed upon the accuracy or adequacy of the Offer to Purchase or any related documents, and it is unlawful and may be a criminal offense to make any representation to the contrary. The Tender Offer is being made solely on the terms and conditions set forth in the Offer to Purchase. Under no circumstances shall this press release constitute an offer to buy or a solicitation of an offer to sell the 2026 Notes or any other securities of Expand Energy or any of its affiliates. The Tender Offer is not being made to, nor will Expand Energy accept tenders of 2026 Notes from, holders in any jurisdiction in which the Tender Offer or the acceptance thereof would not be in compliance with the securities of blue sky laws of such jurisdiction. No recommendation is made as to whether holders should tender their 2026 Notes. Holders of 2026 Notes should carefully read the Offer to Purchase because it contains important information, including the various terms and conditions of the Tender Offer.

About Expand Energy

Expand Energy Corporation (NASDAQ: EXE) is the largest independent natural gas producer in the United States, powered by dedicated and innovative employees focused on disrupting the industry’s traditional cost and market delivery model to responsibly develop assets in the nation’s most prolific natural gas basins. Expand Energy’s returns-driven strategy strives to create sustainable value for its stakeholders by leveraging its scale, financial strength and operational execution. Expand Energy is committed to expanding America’s energy reach to fuel a more affordable, reliable, lower carbon future.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to the Tender Offer, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events and other statements that do not relate strictly to historical or current facts. Although Expand Energy’s management believes the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond Expand Energy’s control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time. Particular uncertainties that could cause Expand Energy’s actual results to be materially different than those expressed in such forward-looking statement include those risks and uncertainties detailed in Expand Energy’s Annual Report on Form 10-K for the year ended December 31, 2023, Expand Energy’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024 and any other documents that Expand Energy files with the SEC. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Expand Energy’s documents filed with the SEC that are available through Expand Energy’s website at www.expandenergy.com or through EDGAR at www.sec.gov. We caution you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date of the release, and we undertake no obligation to update this information. We urge you to carefully review and consider the disclosures in this release and our filings with the SEC that attempt to advise interested parties of the risk and factors that may affect our business.

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